Letter of Intent

To the Board of Directors of SolanAI Global Limited:

This Letter of Intent ("LOI") outlines the mutual understanding between Transuite.Org Inc. ("TRSO"), a publicly traded company in the U.S. (OTCQB: TRSO, incorporated in Nevada), and SolanAI Global Limited (“SolanAI ”), a company registered in Hong Kong, regarding a proposed transaction (the "Transaction"). Under this Transaction, TRSO will acquire 51% of the issued and outstanding shares of SolanAI in exchange for newly issued common stock of TRSO, with the exchange ratio based on a mutually agreed valuation of SolanAI.

This LOI constitutes a binding obligation and commitment with respect to the matters described herein, subject to the execution of definitive agreements to formalize the terms of the Transaction.

The parties shall negotiate and execute definitive agreements (including a Share Exchange Agreement), with key terms as follows:

1.	Definitive Agreements
Following the completion of due diligence, the parties shall promptly commence negotiations and drafting of the definitive agreements. These agreements shall be mutually acceptable and include the following terms:
•	Transaction Structure: At closing (as defined below), TRSO shall issue common stock to SolanAI’s international shareholders in exchange for 51% of SolanAI’s issued and outstanding shares (the "Transaction"). The number of TRSO common shares to be issued shall be based on the negotiated valuation of SolanAI (to be confirmed after due diligence and mutual agreement), with the exchange ratio calculated using TRSO’s stock price at closing (a mutually agreed minimum stock price may be set if necessary).
2.	Closing Timeline The parties shall use their best efforts to execute the definitive agreements by December 31, 2025.
3.	Due Diligence
SolanAI shall provide full access to financial records, contracts, and corporate documents for review. If either party finds the information unsatisfactory, it may terminate this LOI and abandon the Transaction by written notice to the other party.

4.	Confidentiality Both parties shall maintain strict confidentiality (except where disclosure is required by law). If the Transaction is terminated, all confidential materials shall be returned.
5.	Business Operations Prior to closing, both parties shall maintain normal business operations and preserve the integrity of their respective businesses and assets.
6.	Conditions Precedent to Closing
The definitive agreements shall specify that the Transaction is contingent upon:
(i) Satisfactory completion of due diligence;
(ii) Approval by the respective boards of directors (and shareholders, if necessary);
(iii) Obtaining all required third-party consents;
(iv) No material adverse change in the financial condition, operations, business prospects, customer relationships, assets, or liabilities of either party.
7.	Expenses Each party shall bear its own legal, advisory, and other related costs.
8.	Public Announcements No public disclosure of this LOI shall be made without mutual consent or unless legally required.
9.	Governing Law This LOI and the definitive agreements shall be governed by and construed in accordance with the laws of Nevada.
10.	Termination Either party may terminate this LOI by written notice to the other party if, after completing due diligence, it finds the disclosed information unsatisfactory.
11.	Brokerage Fees No third-party brokerage fees shall be incurred in connection with this Transaction.
12.	No Obligation to Proceed This document does not obligate either party to complete the Transaction.
13.	Execution This LOI may be executed in electronic counterparts.

Signatories

Transuite.Org Inc.

Signed by: ________________________
Name: Mengqing Fan
Title: Chief Executive Officer

SolanAI Global Limited

Signed by: ________________________
Name: Ying Yang
Title: Chief Executive Officer

Date: July 8, 2025